EXHIBIT 23

PLS CPA, A PROFESSIONAL CORPORATION

◆4725 MERCURY STREET #210 ◆ SAN DIEGO ◆ CALIFORNIA 92111◆

◆ TELEPHONE (858)722-5953 ◆ FAX (858) 761-0341  ◆ FAX (858) 433-2979

◆ E-MAIL changgpark@gmail.com ◆

September 30, 2016

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of DOCASA, Inc. (f/k/a FWF Holdings Inc.) of our report dated October 20, 2015, with respect to the balance sheets as of July 31, 2015, and the related statements of income, cash flows, and shareholders’ deficit for the fiscal years period ended July 31, 2015, which appears on July 31, 2016 Form 10-K of DOCASA, Inc. (f/k/a FWF Holdings, Inc.)

Very truly yours,

/s/ PLS CPA

PLS CPA, A Professional Corp.

San Diego, CA 92111